Exhibit 10.2

Execution Copy

August 4, 2015

Mr. Alan D. Schnitzer
485 Lexington Avenue
New York, NY 10017

Dear Alan:

I am pleased to provide you with this letter to confirm your pending appointment as the Chief Executive Officer of The Travelers Companies, Inc. (the “Company”), effective as of December 1, 2015 or such earlier date as mutually agreed with the Board of Directors (the “Transition Date”).  This letter sets forth the modifications to the existing terms under which you are employed in connection with your pending promotion to Chief Executive Officer, and, except as otherwise indicated below, those terms are effective immediately upon your execution of this letter.

Position; Duties

You will serve as Chief Executive Officer of the Company commencing on the Transition Date. In such capacity, you will report directly to the Board of Directors and perform such duties as are consistent with your position. On the Transition Date, you will be appointed to serve on the Board of Directors, and as a member of its Executive Committee. At each annual meeting of the stockholders of the Company while you are serving as Chief Executive Officer at which your seat is up for reelection, the Company will nominate you for reelection as a member of the Board of Directors to the extent that the nomination is not prohibited by legal or regulatory requirements and reappoint you to the Executive Committee.

Base Salary / Bonus

Your annual base salary is increased to $1,000,000 per annum, payable in accordance with normal payroll, to be reviewed annually and subject to adjustment in the discretion of our Compensation Committee. Your annual cash incentive bonus will be determined by our Compensation Committee from time to time in its discretion.

Equity Incentives

Your equity awards will have terms and conditions similar to those applicable to, and will be granted at the same time as, awards granted to other senior executives of the Company, except that notwithstanding any provision to the contrary contained in any equity award agreement to which you are or become a party, if your employment is terminated by the Company without Cause or if you terminate your employment for Good Reason (as such terms are defined below) in either case within the 24 month period following a Change of Control (as defined in Section 12(f) your Non-Competition Agreement, which definition is incorporated herein by reference as if set forth herein in its entirety), all outstanding time-based equity awards held by you (whether granted prior to or after the date hereof), including any performance-based awards that convert to time-based awards pursuant to the following sentence, will become fully vested and, in the case of stock options or similar rights, will become fully exercisable. Each award that vests in whole or in part based on performance will convert to a time-based award upon the Change of Control with respect to the number of shares corresponding to the level of return on equity (ROE) performance or such other measure of performance, as applicable, through the end of the most recently completed fiscal year prior to the Change of Control (or in the case of a grant outstanding less than one year, at 100%), and such time-based award will vest on the same date that the performance-based award would have been eligible for vesting, subject to acceleration as set forth in the preceding sentence. Notwithstanding the foregoing, to the extent that the ultimate parent or surviving entity does not assume your outstanding equity awards in the transaction effecting the Change of Control, such outstanding equity awards will vest upon the Change of Control (in the case of awards that vest in whole or in part based on performance, with respect to the number of shares determined pursuant to the same methodology described in the preceding sentence).

The Company agrees to include the terms specified above in your award agreements for awards granted after the date hereof.

Severance

If at any time your employment is terminated by the Company without Cause or if you terminate your employment for Good Reason (as such terms are defined below), you will be entitled to the following severance benefits, conditional upon your execution, within 45 days of your termination, and non-revocation of a Waiver and Release in the form attached as Exhibit A (the “Waiver and Release”):

(i) The Company will pay you (or, in the event of your death after your have become entitled to severance benefits, your estate) cash severance benefits in an amount equal to 24 months of your total monthly cash compensation, which is the sum of (x) 1/12th of your annual base salary as in effect at the time of your termination, without regard to any reduction thereof that would constitute Good reason (“Final Base Salary”), plus (y) the greater of 1/12th of the average of your two most recent annual cash incentive bonuses or 1/12th of 250% of Final Base Salary. The cash severance benefits will be paid as follows:

A. No amount will be paid until the first payroll date following the six month anniversary of termination of your employment.

B. On the first payroll date following the six month anniversary of termination of your employment, or as soon as reasonably practicable thereafter, you will receive a single lump-sum payment equal to one-half your Final Base Salary.

C. Starting with the first payroll date following the six month anniversary of termination of your employment and continuing for a total of six months, you will receive a monthly amount equal to 1/12th of your Final Base Salary.

D. On the first payroll date following the one year anniversary of termination of your employment, or as soon as reasonably practicable thereafter, you will receive a single lump-sum payment equal to the total cash severance benefits calculated above, reduced by the previous payments made to you under clauses B. and C. above.

(ii)  The Company will continue your participation in the Company’s medical and dental plans on substantially the same terms as in effect for active employees of the Company for a period of 24 months following the date of your termination of employment. Notwithstanding the foregoing, at the Company’s election, the Company may offer continued coverage to you through Section 4980B of the Internal Revenue Code (“COBRA”) until the date as of which you are no longer entitled to COBRA coverage, obtain insurance coverage for you, or provide you with access to such coverage through the health insurance marketplace, provided such coverage is at least as favorable as that which would have been provided under the Company plans. The Company will reimburse you for the amount of any COBRA premiums that you are required to pay or insurance premiums that you pay for such coverage (or a combination of the above) for the 24 month period. Such reimbursements will be made promptly, but in no event later than the last day of the calendar year following the year of your premium payment, and the amount reimbursed in one year will not affect the amount eligible for reimbursement in any other year. If the Company determines that any provision of then-current law would prohibit the payments called for by this paragraph, impose a tax or penalty on the Company that is more than five times (5x) the payment due to you, or impose any adverse tax consequence or penalty on the medical plan or other employees of the Company, and such prohibition or adverse consequence can be avoided by reformation of the terms of such payment in a manner that preserves the value of the payment to you at a comparable cost to the Company, and such reformation is not prohibited and does not create an adverse tax consequence to the Company, the medical plan or to you or other employees, such reformation will be made in a manner that preserves as closely as possible the provisions of clause (ii) of this paragraph. Otherwise, the provisions of clause (ii) will be ineffective and the payments contemplated by clause (ii) will not be made to you.

You acknowledge that you will not be eligible to participate in the

Company’s Severance Plan.

Other

As long as you are Chief Executive Officer, the Company will provide you with security/transportation consistent with what is currently provided to Mr. Fishman. Additionally, you will be entitled to receive all other employee benefits generally applicable to other senior executives of the Company.

Prior Agreements

This letter will supersede the terms of your existing offer letter dated April 15, 2007, other than those related to your pension buyout, for which the Company will remain obligated.

This letter will supersede the terms of your existing Non-Solicitation and Non-Disclosure Agreement, attached as an annex hereto, provided that Sections 2(d), 3, 4(a) and (b) (including the lead-in language at the beginning of such Section 4), 5 through 8, 10, 11, 12(a) and 13 will be incorporated herein by reference as if set forth herein in their entirety.

Your Non-Competition Agreement, attached as an annex hereto, will remain in full force and effect, provided that the parties hereto agree that the Company is hereby irrevocably exercising its Non-Competition Option (as defined by Section 3(c)(i) of the Non-Competition Agreement) in the event of the termination of your employment by the Company without Cause or by you for Good Reason (as such terms are defined below) in either case within the 24 month period following a Change of Control (as defined in the Non-Competition Agreement), for all purposes under the Non-Competition Agreement. The parties hereto agree that for purposes of Section 12(e) of the Non-Competition Agreement such Non-Competition Option will be deemed to have been exercised as of the date hereof. Additionally, the Non-Competition Agreement shall not be terminated without your consent to the extent that such termination could impact the effectiveness of the Non-Competition Option as described herein.

For the avoidance of doubt, any payments to which you may be entitled under your Non-Competition Agreement shall be in addition to, and not in lieu of, any severance benefits to which you may be entitled under this letter.

Miscellaneous

The Company will reimburse you for reasonable legal and other professional fees and expenses incurred by you in connection with negotiating this agreement. You will be responsible for any taxes that you incur with respect to the reimbursement contemplated by this paragraph.

In the event that any payment or benefit received or to be received by you (whether pursuant to the terms of this letter or any other plan, arrangement or agreement) (all such payments and benefits being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then, the portion of the Total Payments that constitute parachute payments within the meaning of Section 280G of the Code will first be reduced, beginning with the latest payments and working down to the earliest payments, and the portion of the Total Payments that are not wholly parachute payments will thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to such excise tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of excise tax to which you would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

For purposes of determining whether and the extent to which the Total Payments will be subject to the excise tax imposed by Section 4999 of the Code, (x) no portion of the Total Payments the receipt or enjoyment of which you waive at such time and in such manner as not to constitute a “payment” within the meaning of section 280G(b) of the Code will be taken into account, (y) no portion of the Total Payments will be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to you and selected by the accounting firm (the “Auditor”) which was, immediately prior to the Change of Control, the Company’s independent auditor, does not constitute a “parachute payment” within the meaning of section 280G(b)(2) of the Code (including by reason of section 280G(b)(4)(A) of the Code) and, in calculating such excise tax, no portion of such Total Payments will be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, (allocated in accordance with Section 280G of the Code), and (z) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments will be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code.

This letter is intended to comply with Section 409A of the Code (“Section 409A”), or an exemption, and payments may only be made under this letter upon an event and in a manner permitted by Section 409A, to the extent applicable. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A will be paid under the applicable exception. Notwithstanding anything in this letter to the contrary, if required by Section 409A, if you are considered a “specified employee” for purposes of Section 409A and if payment of any amounts under this letter is required to be delayed for a period of six months after separation from service pursuant to Section 409A, payment of such amounts will be delayed as required by Section 409A, and the accumulated amounts will be paid in a lump sum payment within 14 days after the end of the six-month period. If you die during the postponement period prior to the payment of benefits, the amounts withheld on account of Section 409A will be paid to the personal representative of your estate within 60 days after the date of your death. All payments to be made upon a termination of employment under this letter may only be made upon a “separation from service” under Section 409A. For purposes of Section 409A, each payment hereunder will be treated as a separate payment and the right to a series of installment payments under this letter will be treated as a right to a series of separate payments. In no event may you, directly or indirectly, designate the calendar year of a payment. All reimbursements and in-kind benefits provided under this letter will be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this letter or if no such period is specified, during your lifetime, (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

Good Reason

For purposes hereof, “Good Reason” will exist if (i) there is a reduction in your base salary, bonus opportunity, or aggregate compensation opportunity (except, in the case of short- or long-term incentive opportunities, for year over year reductions in payout due to performance), (ii) there is a diminution in your title, duties, or responsibilities, including but not limited to (x) once appointed Chief Executive Officer, your ceasing to be the chief executive officer of a publicly traded corporation and (y) any requirement that you report to anyone other than the Board of Directors, (iii) there is a consequential, involuntary relocation of your principal place of business or (iv) a material breach by the Company of this letter.

Cause

For purposes hereof, “Cause” means your conviction of any felony, your willful misconduct in connection with the performance of your duties with the Company, or your taking illegal action in your business or personal life that harms the reputation or damages the good name of the Company.

Successors, Governing Law and Other Matters

This letter will be binding on and inure to the benefit of our respective successors and, in your case, your heirs and other legal representatives. The rights and obligations described in this letter may not be assigned by either party without the prior written consent of the other party.

This letter will be governed by and construed in accordance with the laws of the State of Minnesota, without reference to rules relating to conflict of laws.

This letter may not be amended or terminated without the prior written consent of you and the Company.

This letter may be executed in any number of counterparts which together will constitute but one agreement.

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If you have any questions at any time, please give me a call.

Sincerely,

/s/ Donald J. Shepard
Donald J. Shepard
Director

Accepted:

/s/ Alan D. Schnitzer
Alan D. Schnitzer

Exhibit A

WAVIER AND RELEASE

I, Alan D. Schnitzer, in consideration for the payment of the severance described in my Letter Agreement dated August [4], 2015, for myself and my heirs, executors, administrators and assigns, do hereby knowingly and voluntarily release and forever discharge The Travelers Companies, Inc. (the “Company”) and its respective predecessors, successors and affiliates and current and former directors, officers and employees from any and all claims, actions and causes of action under those federal, state and local laws prohibiting employment discrimination based on age, sex, race, color, national origin, religion, disability, veteran or marital status, sexual orientation or any other protected trait or characteristic, or retaliation for engaging in any protected activity, including without limitation, the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq., as amended by the Older Workers Benefit Protection Act, P.L. 101-433, the Equal Pay Act of 1963, 9 U.S.C. § 206, et seq., Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Civil Rights Act of 1991, 42 U.S.C. § 1981a, the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 791 et seq., the Family and Medical Leave Act of 1993, 28 U.S.C. §§ 2601 and 2611 et seq., whether KNOWN OR UNKNOWN, fixed or contingent, which I ever had, now have, or may have, or which my heirs, executors, administrators or assigns hereafter can, will or may have from the beginning of time through the date on which I sign this Full and Complete Release (this “Release”), including without limitation those arising out of or related to my employment or separation from employment with the Company (collectively the “Released Claims”).  Notwithstanding the above, I do not release, and the Released Claims shall not include (i) any entitlements under the Letter Agreement or the Non-Competition Agreement, dated February 2, 2010, (ii) any right to indemnification I may have as a director, officer or employee pursuant to applicable law, the Company’s Bylaws, and/or the Company’s certificate of incorporation, (iii) any rights to any earned and vested benefits (including equity awards) to which I am entitled under the terms of any employee benefit plan maintained by the Company or any of its subsidiaries, or (iv) any claims I may have as a stockholder of the Company.

I warrant and represent that I have made no sale, assignment or other transfer, or attempted sale, assignment or other transfer, of any of the Released Claims.

I fully understand and agree that:

1. this Release is in exchange for severance payment to which I would otherwise not be entitled;

2. no rights or claims are released or waived that may arise after the date this Release is signed by me;

3. I am hereby advised to consult with an attorney before signing this Release;

4. I have 21 days from my receipt of this Release within which to consider whether or not to sign it;

5. I have 7 days following my signature of this Release to revoke the Release; and

6. this Release will not become effective or enforceable until the revocation period of 7 days has expired.

If I choose to revoke this Release, I must do so by notifying the Company in writing. This written notice of revocation must be mailed by U.S. first class mail or by U.S. certified mail within the 7 day revocation period and addressed as follows:

The Travelers Companies, Inc.
Attention: General Counsel
385 Washington Street
St. Paul, Minnesota 55102

This Release is the complete understanding between me and the Company in respect of the subject matter of this Release and supersedes all prior agreements relating to the same subject matter. I have not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release.

In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release will remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provision will be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law.

This Release is to be governed and enforced under the laws of the State of Minnesota (except to the extent that Minnesota conflicts of law rules would call for the application of the law of another jurisdiction).

This Release inures to the benefit of the Company and its successors and assigns.

I have carefully read this Release, fully understand each of its terms and conditions, and intend to abide by this Release in every respect. As such, I knowingly and voluntarily sign this Release.

Alan D. Schnitzer

Date: